Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NEWBRIDGE BANCORP CONTINUES POSITIVE TRENDS
REPORTS $1.0 MILLION THIRD QUARTER AND $2.3 MILLION NINE MONTHS NET INCOME
•	Net interest income increased $2.7 million over prior year’s third quarter and $9.5 million for the nine months

•	Net interest margin for the nine months improved to 4.01%, 98 bps over prior year’s margin; third quarter margin improved to 4.09%

•	Nonperforming loans declined 13% in third quarter and 19% from peak level in June of 2009. Excluding restructured loans, nonperforming loans fell 25% from the prior year’s third quarter and 37% from their highest level

•	Allowance for credit losses increased $2.5 million in the third quarter as the Company increased reserves $5 million for one loan

•	Total risk based capital increased to 13.11% and tier one risk based capital reached 9.39%

•	Core deposits increased 15% year-to-date; totaling 63% of deposits

•	Efficiency improved to 65% in the third quarter, excluding one-time items and costs related to Other Real Estate Owned; noninterest expense declined $3.8 million year-to-date

•	Mortgage revenue climbed to record level, helped by a strong mortgage banking environment

•	Company sold substantially all of its municipal securities, resulting in a $3.6 million pre-tax gain, and reduced credit exposure to this segment
GREENSBORO, N.C., October 21, 2010 — NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported financial results for the three and nine months ended September 30, 2010.
For the 2010 third quarter, net income totaled $1.0 million compared to a net loss of ($5.7) million in the third quarter a year ago. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $303,000, or $0.02 per diluted share. After dividends and accretion on preferred stock in the prior year’s third quarter, the net loss available to common shareholders was ($6.4) million, or ($0.41) per diluted share.
For the nine months, net income totaled $2.3 million and net income available to common shareholders was $70,000, or less than $0.01 per diluted share, compared to a net loss of ($15.2) million, and a loss of ($17.4) million available to common shareholders, or ($1.11) per diluted share, in the first nine months of 2009.

Results for the three and nine months this year were positively impacted by the sale of municipal securities for a $3.6 million pre-tax gain. In the first nine months of 2009, there were no sales of securities, and the three and nine month results were negatively impacted by one-time expenses related to a restructuring of branch operations, the Company’s decision to upgrade to a new core processing system, and costs to terminate certain non-executive employment agreements, which in total resulted in $2.9 million of pre-tax expense. In addition, the nine months results for 2009 include an industry-wide FDIC special assessment expense of $970,000. These items were partially offset in the 2009 three and nine months results by a pre-tax gain on sale of merchant card services that totaled $1.1 million.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “We are pleased to report continued positive trends, especially being profitable for four consecutive quarters. Our net interest margin topped 4%, nearly 1% higher than a year ago, which resulted in a $9.5 million increase in year-to-date net interest income. Despite a smaller balance sheet, we are more profitable and efficient. Our total risk based capital level has climbed to more than 13%, and we have continued to lower our cost of operations. Our noninterest revenue sources, such as mortgage banking and investment services income, increased and largely offset declines in deposit fee income stemming from industry-wide regulatory changes. We continue to see solid growth in core deposits. Finally, nonperforming assets and past due loans have continued their decline from peak levels in June of 2009. These many important trends resulted in a $30 million improvement in our year-to-date, pre-tax net income. We believe our recent operating performance would not have been possible had we been slower to recognize our credit losses. Our disciplined actions over the past three years to aggressively recognize credit losses are leading to a more rapid recovery in our operating performance when compared to many of our industry peers.”
Ridgill continued, “Our results for the quarter just ended were heavily influenced by two events that continue our management principle of early recognition. First, we mitigated a large source of uncertainty in our financial statements by establishing a $5.0 million reserve for our largest performing watch list loan. The credit continues to perform and pay as agreed; however, we believe the weakened financial condition of the borrower combined with the uniqueness of the loan created an uncertainty that should be recognized in our financial statements. Second, we elected to reduce our exposure to municipalities. Many are suffering from lower revenues from tax receipts and are experiencing challenging budgetary issues. Consequently, the Company sold substantially all of its municipal securities to reduce exposure to this sector of bond investments. The sales of these securities resulted in pre-tax gains of $3.6 million in the quarter just ended.”
Net interest income, net interest margin continued to grow
Net interest income increased $2.7 million, or 18%, to $17.7 million for the third quarter this year from $15.0 million for the same quarter last year. Through nine months, net interest income increased $9.5 million, or 22%, to $52.3 million compared to $42.9 million last year. This increase was due primarily to lower interest expense on liabilities resulting in a wider net interest margin. For the third quarter, the Company’s net interest margin was 4.09%, or 82 basis points higher than the same period a year ago. For the nine month period, the Company’s net interest margin totaled 4.01%, or 98 basis points higher than the same period a year ago.
The weighted average cost of deposits fell 104 basis points to 1.03% for the third quarter, compared with 2.07% for the same quarter the year before. Beginning in late 2008, the Company’s deposit prices were negatively impacted by irrational pricing pressure from competing financial institutions. This margin pressure continued through the first two quarters of

2009 until the higher rate time deposits began to mature. In mid-2009, the Company began shifting its marketing and strategic focus away from higher cost time deposits toward checking accounts and other core deposit relationships. In addition, softening loan demand and reduced liquidity demands have allowed the Company to significantly reduce its dependence on retail time deposits. Core deposits have increased 15%, or $125.4 million, and amounted to 63% of total deposits, up from 55% at December 31, 2009.
Balance Sheet
Loan demand has remained soft, resulting in a smaller balance sheet and higher regulatory capital levels. During the quarter ended September 30, 2010, net loan balances declined $47.7 million to $1.34 billion from $1.39 billion at June 30, 2010 and $1.43 billion at December 31, 2010. Over the same period, the Company’s total and tier one risk based capital percentages increased to 13.11% and 9.39%, respectively, substantially above the levels required to meet the “well capitalized” standards of 10% and 5%, respectively. While the Company continues to explore opportunities to make quality loans, the growth in capital levels improves its ability to explore additional market opportunities including strategic acquisitions of other financial institutions.
Investment securities declined $74.1 million during the 2010 third quarter to $275.6 million. As previously mentioned, this was due primarily to the Company’s decision to sell municipal investment securities. Net unrealized gains totaled $10.0 million in the investment portfolio at September 30, 2010.
The Company’s liquidity remained strong at September 30, 2010. Excess cash and cash equivalents, available borrowings, unencumbered investments and access to wholesale deposits exceeded $475 million. FHLB and other borrowings declined $26.0 million during the quarter to $143.7 million at September 30, 2010. Since December 31, 2009, FHLB and other borrowings have declined $95.1 million.
Shareholders’ equity increased $2.0 million from December 31, 2009 to $166.6 million. Current year net income available to common shareholders totaled $70,000 after dividends and accretion on preferred stock. The growth in equity was due primarily to a $1.6 million increase in accumulated other comprehensive income as a result of an increase in unrealized gains in the investment portfolio.
Noninterest Income
Noninterest income increased to $7.7 million for the third quarter compared to $5.6 million for the same quarter a year ago. For the nine months ended September 30, 2010, noninterest income increased to $15.4 million from $14.3 million a year ago. Excluding nonrecurring gains discussed above, noninterest income declined $382,000 to $4.1 million for the third quarter and declined $1.4 million for the year. The decline in noninterest income was impacted by lower deposit service charges of $287,000, and a $249,000 higher loss on OREO and loss on disposal of equipment for the quarter. For the year, deposit service charges declined $721,000 and loss on OREO and equipment increased $967,000. The decline in deposit service charges is due to changes in customer behavior during the economic downturn combined with Regulation E changes on deposit overdraft fee income. The lower overdraft revenue was partially offset by implementing new fee structures on various accounts and establishing fees on other historically free services and products.
The declines in noninterest income were partially offset by increases in mortgage revenue and investment services income. Mortgage revenue increased $627,000 to $742,000 for the quarter and $893,000 to $1.5 million for the nine month period. Loan sales for the three months totaled $54.8 million compared to $11.2 million for the same period a year ago. Loan sales for the nine months totaled $136.7 million compared to $67.6 million for the same period a year ago. The increase in mortgage production was due largely to the acquisition of Bradford Mortgage Company on December 31, 2009, combined with a more favorable mortgage refinance environment. Investment services income increased $47,000 for the quarter to $392,000 and $267,000 for the nine month period to $1.1 million.
Mr. Ridgill commented, “Growth in fee income will be increasingly important in the future of banking; consequently, we are actively exploring opportunities to grow noninterest income through complementary acquisitions such as Bradford Mortgage, although recruitment of talent is likely to remain our best opportunity for future growth of fee income.”
Noninterest Expense
Noninterest expense for the third quarter of 2010 declined $3.5 million to $16.3 million. For nine months, noninterest expense declined $5.3 million to $48.6 million. The results for the nine month period in 2009 were affected by $3.8 million of one-time expenses related to an industry-wide FDIC special assessment and certain other one-time expenses described earlier. Excluding the one-time items and the increased costs on OREO, operating costs have declined $3.8 million for the year on lower personnel, occupancy, and legal and professional expense.
Mr. Ridgill commented, “We have made substantial improvements to strengthen our cost management culture and have consistently reduced operating expenses by focusing on line item accountability for costs. We are closely tracking our efficiency percentage and are pleased to report that, excluding the costs related to OREO, our efficiency improved to 65% for the quarter just ended, comparing favorably to 88% for the quarter ended September 30, 2009. A year ago, we implemented a franchise validation plan that has resulted in the net closing of six locations. Since that time, we have grown our core deposits, increased our net interest margin and substantially lowered operating costs. The franchise planning from a year ago has made important positive financial contributions in 2010 that will continue into the future.”
Asset Quality
Asset quality has shown continued signs of improvement since June 2009, when nonperforming loans reached their highest historical level. Total non-performing assets decreased $3.9 million to $81.6 million, or 4.38% of total assets at September 30, 2010, from $85.6 million, or 4.40% of total assets at December 31, 2009. The Company has added $11.1 million to troubled debt restructured loans, offset by a $15.0 million decrease in nonaccruing loans. In addition, OREO increased $2.2 million since the beginning of the year. The Company’s highest risk and most closely monitored nonperforming assets are nonaccruing loans excluding troubled debt restructures. These loans totaled $36.5 million at September 30, 2010, down $15.0 million since December 31, 2009 and down $19.7 million, or 35%, since June 30, 2009. Including the increases in troubled debt restructured loans, nonperforming loans are still down 13% from the June 2010 quarter and 19% from the peak level in June of 2009.
At the end of the 2010 third quarter, the allowance for credit losses totaled $35.6 million, 2.59% of total loans and 68% of nonperforming loans. Provision for credit loss declined $13.6 million through nine months to $16.6 million compared to $30.2 million last year. The three month period provision for credit loss totaled $8.0 million compared to $10.8 million for the same period a year ago. As previously discussed, the current period provision for credit loss included a $5.0 million expense associated with the establishment of a reserve allocated to the Company’s largest performing watch list credit. The Company’s allowance for credit loss as a percentage of nonperforming loans (“the coverage percentage”) increased to 68% at September 30, 2010 from 56% the previous quarter. The Company’s coverage percentage may not be comparable with peer banking institutions due to the Company’s usual practice of charging off specific estimated losses on loans over $500,000 at the time they become measurable. Therefore, the Company’s allowance for credit losses consists almost exclusively of general reserves, with 92% being general and 8% specific. Substantially all estimated losses from the Company’s $52.0 million of nonperforming loans have been recognized through charge-offs. Since the current adverse credit cycle began in 2007, the Company has charged off $100.5 million of loans and OREO, or 6.2% of our highest level of loan balances. Consequently, based on current estimates, the Company’s allowance for credit losses is available almost entirely for the potential losses that exist in the Company’s watch list and other performing loans portfolio.
Outlook
Mr. Ridgill looked ahead to the future: “Through nine months our financial results have closely approximated our projected budget, and we anticipate 2010 will end as a profitable year. We have had good success building a smaller, more profitable bank, and the higher resulting capital levels will serve the Company well as we pursue both organic and acquired growth opportunities. Our credit related costs remain elevated, but we are increasingly confident that operating earnings will continue to exceed credit related costs. As we look forward, we expect our net interest margin to remain stable around 4%, while net interest income is likely to drop slightly on lower earning assets. We are exploring avenues for growth in quality earning assets, and where possible, we will continue to grow noninterest income sources and further reduce non-productive spending. In time, we believe sweeping consolidation among financial institutions is likely to occur in North Carolina and that our Company will benefit from that cycle. Many have speculated about our need to raise capital and repay TARP funds. We have no immediate plans to do so. With so many favorable trends, we believe our shareholders will benefit by our taking time to reduce problem assets and further improve operating efficiencies. Early in this credit cycle capital preservation and asset quality remediation was paramount. With the sustained economic downturn, and improvements in our asset quality and capital levels, management has increasingly shifted its focus to combat the slow loan growth, low interest rate environment and increased regulatory oversight from recent legislation.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
With approximately $1.9 billion of total assets, NewBridge Bank is one of the largest community banks in North Carolina, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 31 offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and Harrisonburg, VA.
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
(Fully taxable equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,391,390	$18,545	5.29%	$1,518,257	$20,736	5.42%
Investment securities	322,081	4,285	5.28%	311,403	4,206	5.36%
Other earning assets	48,377	33	0.27%	57,128	48	0.33%

Total Earning Assets	1,761,848	22,863	5.15%	1,886,788	24,990	5.25%
Non-Earning Assets	136,274			131,399

Total Assets	$1,898,122	22,863		$2,018,187	24,990

Interest-Bearing Liabilities
Deposits	$1,368,957	3,556	1.03%	$1,468,932	7,648	2.07%
Borrowings	178,757	1,137	2.52%	200,554	1,792	3.54%

Total Interest-Bearing Liabilities	1,547,714	4,693	1.20%	1,669,486	9,440	2.24%
Demand deposits	165,951			157,889
Other liabilities	16,660			22,870
Shareholders’ equity	167,797			167,942

Total Liabilities and Shareholders’ Equity	$1,898,122	4,693		$2,018,187	9,440

Net Interest Income		$18,170			$15,550

Net Interest Margin			4.09%			3.27%
Interest Rate Spread			3.95%			3.01%

	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
(Fully taxable equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,422,947	$56,926	5.35%	$1,555,566	$63,990	5.50%
Investment securities	332,087	13,068	5.26%	299,682	11,865	5.29%
Other earning assets	39,504	82	0.28%	100,970	213	0.28%

Total Earning Assets	1,794,538	70,076	5.22%	1,956,218	76,068	5.20%
Non-Earning Assets	137,678			122,068

Total Assets	$1,932,216	70,076		$2,078,286	76,068

Interest-Bearing Liabilities
Deposits	$1,372,470	11,841	1.15%	$1,505,109	26,226	2.33%
Borrowings	211,701	4,461	2.82%	222,810	5,464	3.28%

Total Interest-Bearing Liabilities	1,584,171	16,302	1.38%	1,727,919	31,690	2.45%
Demand deposits	163,973			157,196
Other liabilities	17,317			21,084
Shareholders’ equity	166,755			172,087

Total Liabilities and Shareholders’ Equity	$1,932,216	16,302		$2,078,286	31,690

Net Interest Income		$53,774			$44,378

Net Interest Margin			4.01%			3.03%
Interest Rate Spread			3.85%			2.75%

FINANCIAL SUMMARY

	2010			2009
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balances
(Dollars in thousands)
Assets	$1,862,912	$1,930,842	$1,954,292	$1,946,526	$2,009,544
Loans	1,373,427	1,418,701	1,434,443	1,463,094	1,495,966
Investment securities	275,570	349,643	352,582	325,339	344,268
Earning assets	1,724,433	1,795,072	1,806,625	1,799,472	1,857,677
Noninterest-bearing deposits	158,290	165,160	168,414	156,040	159,725
Savings deposits	39,653	40,513	41,565	39,502	40,365
NOW accounts	414,976	391,333	326,751	271,208	211,570
Money market accounts	337,406	347,024	349,538	358,165	376,982
Time deposits	560,267	607,318	658,985	674,395	823,916
Interest-bearing liabilities	1,521,776	1,581,663	1,603,813	1,607,844	1,662,807
Shareholders’ equity	166,600	166,679	164,732	164,604	166,397

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$28,699	$38,326	$42,869	$46,788	$44,889
Commercial nonaccrual loans which have been restructured	8,338	8,915	4,406	1,777	1,747
Non-commercial nonaccrual loans	7,828	6,184	4,566	4,772	6,443

Total nonaccrual loans	44,865	53,425	51,841	53,337	53,079
Loans past due 90 days or more and still accruing	1,290	649	2,571	3,450	3,354
Accruing restructured loans	5,865	5,379	2,300	1,442	1,260

Total nonperforming loans	52,020	59,453	56,712	58,229	57,693
Other real estate owned	29,571	25,966	29,316	27,337	19,031

Total nonperforming assets	$81,591	$85,419	$86,028	$85,566	$76,724
Net chargeoffs	5,493	7,370	4,042	8,629	16,010
Allowance for credit losses	35,554	33,081	35,524	35,843	38,902
Allowance for credit losses to total loans	2.59%	2.33%	2.48%	2.45%	2.60%
Nonperforming loans to total loans	3.79	4.19	3.95	3.98	3.86
Nonperforming assets to total assets	4.38	4.42	4.40	4.40	3.82
Nonperforming loans to total assets	2.79	3.08	2.90	2.99	2.87
Net charge-off percentage (annualized)	1.60	2.08	1.13	2.34	4.25
Allowance for credit losses to nonperforming loans	68.35	55.64	62.64	61.56	67.43

	2007	2008	2009	2010	TOTAL
Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:
Gross loan chargeoffs	$9,412	$22,468	$38,494	$17,559	$87,933
Other real estate owned writedowns and losses	4,001	3,571	1,294	3,721	12,587

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$21,280	$100,520
Peak loans at September 30, 2008					$1,626,504
Chargeoffs, writedowns and losses to peak loans					6.18%

FINANCIAL SUMMARY

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$18,545	$20,735	$56,926	$63,990
Investment securities	3,854	3,688	11,661	10,364
Other	20	48	54	213

Total interest income	22,419	24,471	68,641	74,567
Interest expense:
Deposits	3,556	7,649	11,841	26,226
Borrowings from the FHLB	520	1,172	2,639	3,515
Other	617	620	1,822	1,949

Total interest expense	4,693	9,441	16,302	31,690

Net interest income	17,726	15,030	52,339	42,877
Provision for credit losses	7,965	10,808	16,616	30,179

Net interest income after provision for credit losses	9,761	4,222	35,723	12,698
Noninterest income:
Service charges on deposit account	1,902	2,189	5,706	6,427
Mortgage banking services	742	104	1,453	489
Gain on sale of investment securities	3,637	—	3,637	—
Other	1,418	3,302	4,592	7,378

Total noninterest income	7,699	5,595	15,388	14,294
Noninterest expense
Personnel	7,421	7,600	22,745	22,921
Occupancy	1,035	1,068	3,210	3,382
Furniture and equipment	1,159	1,192	3,510	3,748
OREO wriredown/expense	1,645	850	3,512	1,246
Technology and data processing	1,038	1,375	3,313	4,377
One-time costs for branch closures, core conversion and contract termination	—	2,876	—	2,876
FDIC insurance	833	965	2,633	3,870
Other	3,181	3,892	9,677	11,475

Total noninterest expense	16,312	19,818	48,600	53,895

Income (loss) before income taxes	1,148	(10,001)	2,511	(26,903)
Income taxes	115	(4,347)	251	(11,719)

Net income (loss)	1,033	(5,654)	2,260	(15,184)
Dividends and accretion on preferred stock	(730)	(729)	(2,190)	(2,188)

Net income (loss) available to common shareholders	$303	($6,383)	$70	($17,372)

Net income (loss) per share:
Basic	$0.02	($0.41)	$0.00	($1.11)
Diluted	$0.02	($0.41)	$0.00	($1.11)

Other Data

Return on average assets	0.22%	(1.12)%	0.15%	(0.97)%
Return on average equity	2.46	(13.47)	1.79	(11.76)
Net yield on earning assets	4.09	3.27	4.01	3.03
Efficiency	73.20	93.45	73.71	91.19
Average loans to assets	73.30	75.23	73.64	74.85
Average loans to deposits	90.65	93.33	92.61	93.58
Average noninterest — bearing deposits to total deposits	10.81	9.71	10.67	9.46
Average equity to assets	8.84	8.32	8.63	8.28
Total capital as a percentage of total risk weighted assets	13.11	12.21	13.11	12.21

COMMON STOCK DATA

	2010			2009
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$3.57	$3.51	$3.56	$2.22	$2.74
High	4.00	5.28	4.34	2.78	3.11
Low	2.94	3.46	2.08	1.89	1.82
Book value	7.30	7.30	7.18	7.17	7.28
Tangible book value	7.00	6.99	6.85	6.83	6.94
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868